EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Theresa M. Wasko, Treasurer & CFO
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION NET INCOME UP 8.2% IN THIRD QUARTER

        (October 17, 2005) – EMMAUS, PA -- East Penn Financial Corporation (Nasdaq Capital Market: EPEN), parent of East Penn Bank, today announced record earnings of $899,000 for the third quarter of 2005, representing an 8.2% increase over third quarter 2004 earnings of $831,000. Diluted net income per share for the third quarter of 2005 was $0.14 per share, as compared with $0.13 per share for the third quarter of 2004.

        Earnings for the nine months ended September 30, 2005 were $2,685,000, or 12.2% ahead of earnings of $2,392,000 for the nine months ended September 30, 2004. Diluted earnings per share of $0.42 per share for the first nine months of 2005 increased 10.5% over the $0.38 per share reported for the same period in 2004. The Company’s annualized return on average stockholders’ equity was 16.40% for the nine months ended September 30, 2005 in comparison with 16.12% for the same period in 2004.

        The increase in 2005 third quarter earnings is attributable to a 6.1% increase in net interest income over the third quarter of 2004. The increase is due to increased short-term interest rates and a shift within interest earning assets where the Company’s investment portfolio declined, while loans, which are a higher yielding asset, grew 12.9% since the 2004 year-end. The provision for loan losses decreased to $84,000 for the third quarter of 2005 as compared with $129,000 for the third quarter of 2004 due to the consistent high quality of the loan portfolio. Operating expenses for the third quarter of 2005 increased 12.7% over third quarter of 2004 as a result of the Company’s overall growth and additional occupancy and equipment costs associated with the renovation of the Company’s newly occupied executive, operational and administrative offices. Other income increased 23.6% as a result of additional fee income from mortgage banking activities and other services.

        Total assets increased 11.4% to $392,847 million, net loans increased 17.4%, and deposits increased 8.0% from September 30, 2004 to September 30, 2005. In addition, asset quality continues to remain strong for the third quarter of 2005, with the percentage of non-performing assets to total assets improving to 0.32%, as compared with 0.35% for the third quarter of 2004. Net charge-offs as a percentage of average loans slightly increased to 0.05% for the third quarter of 2005 from 0.02% for the third quarter of 2004. Because of the continued strength of the Company’s asset quality, the reduced provision expense resulted in an allowance for loan losses of 1.12% as a percentage of total loans for the nine months ended 2005 as compared with 1.20% for the nine months ended 2004.

        East Penn Financial Corporation is a locally owned and managed bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community- and customer-oriented bank, incorporated in 1990, which currently operates 7 branch locations serving the Lehigh Valley. Preparation is currently underway to open an eighth branch location in Hanover Township in Bethlehem in early November.

        Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information

	September 30,
(in thousands, except per share data)	2005	2004

	(Unaudited)	(Unaudited)

Balance Sheet Data:
Total assets	$392,847	$352,602
Securities available for sale	81,242	89,047
Securities held to maturity, at cost	1,038	1,045
Mortgages held for sale	2,598	2,794
Total loans (net of unearned discount)	271,655	231,379
Allowance for loan losses	(3,055)	(2,772)
Premises and equipment, net	8,919	7,522

Non-interest bearing deposits	40,830	42,118
Interest bearing deposits	266,654	242,561

Total deposits	307,484	284,679
Federal funds purchased and securities
sold under agreements to repurchase	8,316	12,901
Other borrowings	45,000	25,000
Junior subordinated debentures	8,248	8,248
Stockholders' equity	22,442	20,897
Common shares outstanding	6,304,212	6,300,260
Book value per share	$3.56	$3.32

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Statement of Income Data:
Total interest income	$5,194	$4,270	$14,605	$12,429
Total interest expense	2,003	1,263	5,113	3,797

Net interest income	3,191	3,007	9,492	8,632

Provision for loan losses	84	129	336	412

Net interest income after provision	3,107	2,878	9,156	8,220
Other income	612	495	1,780	1,556
Other expenses	2,559	2,271	7,448	6,628

	1,160	1,102	3,488	3,148

Net income before taxes
Income tax expense	261	271	803	756

Net income	$899	$831	$2,685	$2,392

Basic earnings per share (1)	$0.14	$0.13	$0.43	$0.38
Diluted earnings per share (2)	$0.14	$0.13	$0.42	$0.38
Cash dividends per common share	$0.10	$0.08	$0.19	$0.16

	Nine Months Ended September 30,
	2005	2004

	(Unaudited)	(Unaudited)
Selected Financial Ratios:
Annualized return on average equity	16.40%	16.12%
Annualized return on average assets	0.95%	0.93%
Net interest margin (3)	3.62%	3.60%
Efficiency ratios:
Operating expenses as a percentage of
revenues (3)	68.72%	64.41%
Operating expenses as a percentage of
average assets	2.82%	2.73%
Tier 1 leverage capital	7.79%	7.78%
Net loans (4) as a percent of deposits	88.35%	81.28%
Average equity to average assets	5.81%	5.74%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	1.12%	1.20%
Allowance for loan losses /
Non-performing assets (5)	245.78%	225.37%
Non-accrual loans / Total loans (4)	0.27%	0.51%
Non-performing assets / Total assets	0.32%	0.35%
Net charge-offs / Average loans (4)	0.05%	0.02%

(1)     Based upon the weighted average number of shares of common stock outstanding for the applicable periods.

(2)     Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.

(3)     This was not calculated on a fully tax equivalent basis.

(4)     The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.

(5)     Includes non-accrual loans.